Exhibit 99

GAMCO Reports Record 2005 Earnings of $2.09 per Fully Diluted Share vs.
                            $2.06 in 2004;
    Fourth Quarter 2005 Earnings $0.61 per Fully Diluted Share vs.
                            $0.65 in 2004;
         Seeks to Convert Interest Income to Operating Income

    RYE, N.Y.--(BUSINESS WIRE)--Jan. 27, 2006--GAMCO Investors, Inc. (NYSE:GBL) reported record net income for the full year ended December 31, 2005 of $63.4 million, or $2.09 per fully diluted share, versus $62.6 million, or $2.06 per fully diluted share, in the comparable 2004 period. For 2005, revenues were $252.4 million, a slippage of 1.1% from the prior year's record revenues of $255.2 million. Operating income was $86.6 million, down 12.6% from $99.1 million in the full year 2004. During 2005, operating income was impacted by a number of one-time charges totaling $4.4 million or $0.08 per fully diluted share, related to costs incurred for a new closed-end fund launch, a charge recorded for the impairment of goodwill, and compensation costs related to the accelerated vesting of stock options.
    For the fourth quarter ended December 31, 2005, revenues were $64.8 million, down 12.7% from the $74.2 million generated in the prior year's quarter. Operating income decreased 11.7% to $24.2 million from the $27.4 million reported in last year's fourth quarter. Net income for the quarter was $18.3 million, or $0.61 per fully diluted share, versus $19.5 million, or $0.65 per fully diluted share in the prior year's quarter.

    Selected Highlights

    -- The Gabelli Global Gold, Natural Resources & Income Trust (AMEX:GGN), our new closed-end fund, launched on March 29, 2005. Since inception, the net asset value has increased 21.97% and in addition to monthly distributions of $0.14 per share, GGN shareholders received an additional year-end distribution of $0.18 per share.

    -- GAM GAMCO Equity Fund was awarded Standard & Poor's AAA Rating for the second consecutive year in November 2005.

    -- The Gabelli ABC Fund benefited from stepped up merger activity and recorded its twelfth consecutive full year of positive returns.

    -- Clients of our high net worth and institutional asset management business enjoyed another year of positive returns bringing the over 28 year record for our separate account composite to a compound annual net return of 17.6%.

    -- The Gabelli Equity Trust (NYSE:GAB) closed on its over-subscribed "eighth" rights offering. GAB shareholders also received an extra $0.11 per share distribution in December 2005.

    -- The Gabelli U.S. Treasury Money Market Fund (GUSTO) is currently the lowest cost money market fund in its class of money market funds investing exclusively in U.S. Treasury obligations.

    Financial Results

    Equity assets under management were $26.0 billion on December 31, 2005 versus $26.8 billion on December 31, 2004. Overall, assets under management were $26.8 billion on December 31, 2005 versus $28.7 billion at the end of 2004.
    Our equity mutual funds reached a record $13.0 billion in AUM on December 31, 2005, 1.2% ahead of the $12.8 billion on September 30, 2005 and 4.8% ahead of the $12.4 billion on December 31, 2004. Our institutional and high net worth business, had AUM of $12.4 billion in separately managed equity accounts on December 31, 2005, 5.7% below the $13.1 billion recorded on September 30, 2005 and 8.9% below the $13.6 billion on December 31, 2004. AUM in our investment partnerships declined to $634 million versus $745 million on September 30, 2005 and $814 million on December 31, 2004. Fixed income AUM, primarily money market mutual funds, totaled $819 million on December 31, 2005, down 14.2% from the September 30, 2005 assets of $954 million and 56.6% lower than assets of $1.9 billion on December 31, 2004. The decline in fixed income AUM during 2005 was principally related to the withdrawal of assets from the Treasurer's Fund, which was closed during the fourth quarter 2005.
    For the full year 2005, investment advisory fees were $219.5 million, virtually unchanged from the $219.9 million generated in the prior year period. Further details on our 2005 investment advisory revenues included the following:

    -- Closed-end fund revenues increased 15.4% to $43.4 million for the full year 2005 up from $37.6 million in the prior year's period. The increase in revenues from closed-end funds for 2005 resulted principally from an increase in AUM as well as revenues from The Gabelli Global Gold, Natural Resources & Income Trust (AMEX:GGN), our new closed-end fund, which started on March 29, 2005.

    -- Investment partnership revenues rose $0.8 million versus the comparable prior year period due to an increase in incentive fees of $1.8 million, partially offset by a decrease in management fees.

    -- Open-end mutual funds revenues of $79.9 million were 2.3% lower than the $81.8 million recorded in the 2004 period, principally due to the impact of lower money market fund assets.

    -- Institutional and high net worth separate accounts revenues declined 5.9% to $82.4 million, down from the $87.6 million reported during 2004. The majority of this decline is attributable to the drop in fulcrum fees from the $5.6 million recorded in the 2004 period to $2.7 million in the 2005 period as well as the full year impact on revenues from the transfer of a sub-advisory account to another asset manager in November 2004.

    Total fourth quarter 2005 revenues fell $9.4 million or 12.7% to $64.8 million from $74.2 million in the prior year's quarter. The decline in revenues was principally the result of lower investment advisory fees which totaled $55.7 million during the fourth quarter of 2005, a decrease of $9.4 million or 14.4% from the fourth quarter of 2004. Lower incentive fees from investment partnerships of $3.1 million, fulcrum fees on institutional separate accounts of $3.2 million, and management fees on closed-end preferred shares of $2.8 million ("preferred fees") caused this decline. The following provides additional details on revenues from our investment advisory businesses for the fourth quarter of 2005:

    -- Closed-end fund revenues fell $1.3 million or 9.0% to $12.7 million from $14.0 million in the prior year's quarter. This decrease was principally due to a decline of $2.8 million for preferred fees in the 2005 fourth quarter from the prior year. This decline was expected as stronger performance earlier in 2005 resulted in the recognition of $2.9 million of preferred fees in the third quarter 2005 as compared to a reversal of $0.2 million in the 2004 third quarter. While the timing of the recording of preferred fees differed on a year over year basis, our full year 2005 preferred fee revenues of $5.9 million were equal to 2004. Partially offsetting this decrease in the 2005 fourth quarter was approximately $1.0 million of revenues from the inclusion of The Gabelli Global Gold, Natural Resources & Income Trust (AMEX:GGN).

    -- Open-end mutual fund revenues of $19.9 million were 2.8% lower than the $20.4 million recorded in the 2004 quarter due in part to the decline in money market fund assets in the Treasurer's Fund.

    -- Institutional and high net worth separate accounts revenue declined 16.7% to $20.1 million, down from $24.1 million in the 2004 quarter. The primary reason for this decline was the decrease in fulcrum fees from the $3.6 million recorded in the 2004 quarter to $0.4 million in the 2005 quarter.

    -- Incentive fees from investment partnerships decreased by $3.1 million from the prior year as the 2004 quarter included $4.4 million in incentive fees.

    Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., decreased to $12.2 million for the full year 2005 and to $3.9 million in the fourth quarter 2005, versus $15.6 million and $4.3 million in the prior year's periods, respectively. Mutual fund distribution fees and other income were $20.7 million for the full year 2005, 5.2% higher than the $19.7 million recorded in the 2004 period, and $5.2 million in the fourth quarter of 2005, 5.9% higher than the $4.9 million recorded in the 2004 fourth quarter. The increase in fees is principally from higher average assets under management in class C shares, which have 12b-1 fees of 1%, in the 2005 periods as compared to the prior year's periods.
    As discussed in our third quarter 2005 earnings press release, fourth quarter 2005 operating profits were expected to decrease from the previous year due to lower preferred fees from closed-end funds and fulcrum fees from institutional accounts. However, the decline in fourth quarter 2005 operating profit was less than anticipated as a result of strong investment performance in December 2005 of our absolute return focused equity portfolios.
    Operating margins before management fee for the full year 2005 declined to 38.8% from 43.1% due to an increase in selling, general and administrative expenses including a number of one-time charges described below. For the fourth quarter 2005, operating margins improved to 42.5% from 41.6% in the fourth quarter 2004 principally due to lower variable compensation costs.
    Selling, general and administrative expenses increased 20.8% to $49.9 million for the full year 2005 from $41.3 million in the prior year's period. This increase included higher total compensation costs of approximately $1.5 million, (of which $1.0 million was related to stock option expense), a one-time charge of $1.1 million from the impairment of goodwill related to our fixed income business and the one-time launch costs of $1.5 million for our new closed-end fund, The Gabelli Global Gold, Natural Resources & Income Trust (AMEX: GGN). In addition, for the year, there was an increase in accounting and legal costs of approximately $2.6 million as well as $1.2 million of higher costs directly related to the elimination of soft dollars in our mutual fund business.
    For the fourth quarter 2005, selling, general and administrative expenses decreased slightly to $11.4 million from $11.5 million in the prior year's quarter. A decline in stock option expense and incentive compensation costs of approximately $0.7 million partially was offset by an increase in legal costs related to regulatory and corporate governance dynamics.
    The effective tax rate for both the fourth quarter and full year 2005 was adjusted to 37.5% versus 36.4% in the comparable 2004 periods to reflect our estimate of the current year-end tax liability.
    Total other income, net of interest expense, rose to $15.6 million for the full year 2005 from $0.1 million in 2004 and increased to $5.4 million for the fourth quarter 2005 from the $3.7 million recorded in the prior year quarter. As expected, our 2005 results benefited from a rise in investment income from higher interest rates, as compared to the prior year periods.
    The net return from our corporate investment portfolio for the full year 2005 totaled $10.9 million versus $5.6 million in the comparable 2004 period. For the fourth quarter 2005, the net return declined to $3.0 million from the $3.7 million generated in the prior year's quarter. The higher full year 2005 investment gains are mostly due to our $100,000 venture capital investment in optionsXpress (NASDAQ: OXPS) made in 2001 through our 92% owned subsidiary, Gabelli Securities, Inc. OXPS completed its initial public offering during the first quarter 2005. We recorded a total gain of $0.6 million on OXPS during the fourth quarter of 2005, bringing gains to $5.4 million for the full year 2005. We had previously recorded a gain of approximately $900,000 related to this investment in the fourth quarter of 2003. The gains related to OXPS in 2005 were partially offset by a $3.3 million loss recorded in the first quarter of 2005 for the write down to fair value of certain securities held as available for sale.
    Higher short-term interest rates lifted interest income to $12.4 million and $3.7 million for the full year 2005 and the fourth quarter 2005, respectively, versus $4.8 million and $1.7 million in the respective 2004 periods. For the twelve months and fourth quarter 2005, interest expense fell to $13.8 million and $3.3 million, respectively compared to $16.0 million and $3.9 million in the prior year's periods. This decrease is principally due to the April 1, 2005 repurchase of $50 million of the $100 million 5% convertible note.
    Management fee was $11.4 million for the full year 2005 versus the $11.0 million for 2004 and $3.3 million for the fourth quarter of 2005 versus $3.5 million for the comparable 2004 period.

    Business Highlights

    -- Branding - As part of a firm-wide branding initiative, the names of eight mutual funds managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc., were changed to GAMCO. The GAMCO brand more appropriately differentiates the various investment strategies offered to investors including growth, gold, convertible securities and contrarian. Funds continuing to use the Gabelli name primarily represent value portfolios managed in the absolute return, research-driven Private Market Value with a Catalyst(TM) investment approach.

    -- Clients of our institutional and high net worth asset management business achieved a compound annual net return of 17.8% in our separate accounts composite(a) for the over 28 years since inception. This composite has been managed in the absolute return, research-driven Private Market Value (PMV) with a Catalyst(TM) style since inception.

    (a) The GAMCO composite does not track all assets under management. It consists of fully discretionary, tax-exempt accounts managed for at least one full quarter and meeting minimum account size requirements. The minimum size requirement for inclusion in 1985 was $500,000; 1986, $1 million; and 1987 and thereafter, $5 million. The performance calculations include accounts under management during the respective periods. As of 12/31/05 the GAMCO composite included 46 accounts with aggregate market value of $3.7 billion. A complete list of composites is available upon request. No two portfolios are identical. Accounts not within this size and type may have experienced different results. The inception date of the GAMCO composite is 10/1/77.

    -- GAM GAMCO Equity Fund, managed by Mario Gabelli, was awarded Standard & Poor's AAA Rating(b) for the second consecutive year in November 2005. There are only eleven S&P AAA Rated funds in S&P's U.S. Mainstream Sector peer group which is comprised of 1,120 funds, including all share classes. GAM GAMCO Equity Fund has been sub-advised by GAMCO Asset Management Inc. for Global Asset Management (GAM), since the fund's launch in October 1987.

    -- In 2005, The Gabelli ABC Fund recorded its twelfth consecutive full year of positive returns. According to Lipper, Inc.(c), The Gabelli ABC Fund is one of only three equity-oriented funds (among 1,487 funds) that has had a positive return for each of the last twelve years. The fund seeks to achieve total returns that are attractive to investors in various market conditions without excessive risk of capital with a current fee structure that is lower than some money market funds. The performance of The Gabelli ABC Fund has been enhanced since April 2002 by fee waivers initiated by the Adviser.

    -- The Gabelli Blue Chip Value Fund, managed by Barbara Marcin, has a Lipper ranking of 6 out of 386 (2nd percentile) funds within the Large Cap Value category for the three year period ended December 31, 2005. The fund's Class AAA shares had an average annual return of 19.96% during this period. Additionally, for the one year, five year and period since inception on August 26, 1999, the average annual returns were 6.69%, 0.81% and 4.98%, respectively. The Lipper rankings for the fund for the one year and five year periods were 156 out of 469 funds and 229 out of 259 funds, respectively.

    -- The Gabelli Equity Income Fund's Class AAA shares had an average annual return of 15.53% for the three year period ended December 31, 2005 and has an overall Morningstar Rating(TM)(d) of four stars. The one-year, five year and ten year average annual returns for the fund through December 31, 2005 were 6.36%, 7.12% and 11.29%, respectively. The fund was rated three stars for the three year period, four stars for the five year period and five stars for the ten year period out of 1,014, 697 and 333 funds, respectively among equity income funds.

    -- The GAMCO Gold Fund(e), managed by Caesar Bryan, continues to deliver strong performance as the fund generated a return of 33.63% for its shareholders in 2005 and average annual returns of 21.18%, 33.22%, 6.92% for the three year, five year and ten year periods ended December 31, 2005, respectively.

    -- Our Growth team, headed by Howard Ward, believes the investment cycle is turning and growth stocks are in the early stages of returning to favor. For the one year, three year and 10 year periods ended December 31, 2005, GAMCO Growth Fund and GAMCO Global Growth Fund are both ranked in the first quartile of Lipper rankings within the Large-Cap Growth and Global Multi-Cap Core category, respectively. The GAMCO Growth Fund's Class AAA shares generated average annual returns of 10.30%, 14.91%, -5.28% and 8.23% for the one year, three year, five year and 10 year periods, respectively, during this period and the Lipper rankings were 111 out of 687 funds, 146 out of 593 funds, 315 out of 475 funds, and 47 out of 158 funds for each of the respective periods. The GAMCO Global Growth Fund had average annual returns for the one year, three year, five year and ten year periods of 13.72%, 20.73%, 0.08% and 10.79%, respectively and the Lipper rankings for these respective periods were 9 out of 69 funds, 11 out of 55 funds, 37 out of 42 funds, and 1 out of 13 funds.

    -- The Gabelli U.S. Treasury Money Market Fund (GUSTO) is currently the lowest cost money market fund in its class of money market funds investing exclusively in U.S. Treasury obligations(f). Gabelli Funds, LLC, the adviser of the fund, has voluntarily waived a larger portion of its management fee and will maintain total expenses at eight basis points or 0.08% of the average net assets at least for the period from December 1, 2005 through June 30, 2006.

    Past performance is no guarantee of future results. Other share classes are available and have different performance characteristics. The average annual returns and total returns are historical and reflect changes in share price, reinvested dividends and capital gains and are net of expenses. Investment returns and principal value of an investment will fluctuate. When shares are redeemed, they may be worth more or less than their original costs. Current performance may be lower or higher than the performance presented. Performance information as of the most recent month-end is available at www.gabelli.com. Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. The prospectus for a fund contains information about this and other matters and should be read carefully before investing. Call 800-GABELLI to obtain a prospectus.

    (b) Standard & Poor's is a globally recognized provider of objective fund information and a leading authority in the investment world. S&P's evaluation process is based on an in-depth analysis of both quantitative and qualitative factors that are considered key contributors to long-term investment performance. These include the historic performance, volatility and portfolio construction of a fund; the manager's investment process, risk control, skill, experience and resources; and the group's corporate management, investment culture and stability.
    (c) Lipper, Inc. is a nationally recognized organization which tracks the performance of all registered investment companies.
    (d) Morningstar calculates a Morningstar Rating(TM) based on a Morningstar risk adjusted return measure that accounts for variation in a fund's monthly performance (including the effects of sales charges, loads and redemption fees) placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive one star. The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three, five, and ten-year (if applicable) Morningstar metrics. Morningstar Ratings are shown for the respective class shown; other classes may have different performance characteristics.
    (e) An investment in gold stocks is considered speculative and is affected by a variety of worldwide economic, financial and political factors. GAMCO Gold Fund invests in foreign securities, which involves risks not ordinarily associated with investments in domestic stocks including currency fluctuations, economic and political risks.
    (f) According to iMoneyNet, Inc. An investment in a money market fund is not insured or guaranteed by The Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of an investment at $1.00 per share, it is possible to lose money by investing in the fund. There is no guarantee that the fund can achieve its objective. Yields fluctuate. Yields are enhanced by a fee waiver initiated by the Adviser.

    -- In November 2005, The Gabelli Equity Trust (NYSE: GAB) raised a record $143 million through an over-subscribed "eighth" rights offering. Shareholders received one transferable right for each share of common stock held on the record date and seven rights entitled shareholders to purchase one newly issued share of common stock of the Fund at the subscription price of $7.00 per share. GAB received subscriptions for nearly 150% of the shares available to be issued. GAB shareholders also received an additional $0.11 per share distribution in November 2005.

    -- The Gabelli Dividend & Income Trust (NYSE: GDV) completed an offering of two series of preferred shares totaling $200 million. The issuance consisted of $65 million of 6.00% Series D Cumulative Preferred Shares and $135 million of Series E Auction Preferred Shares. Citigroup, Merrill Lynch, A.G. Edwards and Gabelli & Company, Inc. served as underwriters of the offering, which closed on November 3, 2005.

    -- Gabelli & Company, Inc. hosted its 29th Annual Automotive Aftermarket Symposium in Las Vegas, Nevada. Over 25 automotive suppliers, retailers, and dealers presented their investment thesis to the firm's institutional clients at this interactive symposium. Participating companies included Genuine Parts, Autozone, Midas Inc, and UnitedAutoGroup, which are benefiting from the aging of the global car fleet. This year's conference also included a special panel discussion, moderated by Mario Gabelli, on the impact of wage rates, healthcare, pensions, and productivity as they relate to General Motors and Delphi Automotive.

    Financial Highlights - Quarterly Dividend Raised 50% in Fourth
Quarter

    Balance Sheet Strong

    We ended the quarter with roughly $672.4 million in cash and investments in securities. This includes approximately $81.2 million of market value in shares of The Gabelli Dividend & Income Trust, The Gabelli Global Utility & Income Trust, various Gabelli open-end mutual funds as well as other investments classified as available for sale securities. Our debt of $232.3 million consists of $100 million of 5.5% senior notes due May 2013, a $50 million 5% convertible note due August 2011, and $82.3 million of 5.22% senior notes due February 2007 issued in connection with our mandatory convertible securities. Expressed another way, we had $14.90 per share of net cash and investments in securities on December 31, 2005 compared with $12.54 per share on December 31, 2004.
    Our liquid balance sheet coupled with an investment grade credit rating provides access to financial markets and the flexibility to opportunistically add to our business, repurchase our stock and consider other strategic initiatives. Our challenge and opportunities remain converting our liquidity to growing operating income.
    Our primarily goal is to use our liquid resources to opportunistically and strategically convert our interest income to operating income. While this goal is our priority, if opportunities are not present with what we consider a margin of safety, we will consider other ways to return capital to our shareholders including stock repurchase and dividends.
    Stockholders' equity was $424.1 million or $14.36 per share on December 31, 2005 compared with $334.9 million or $11.61 per share on December 31, 2004. The increase in stockholder's equity from the end of 2004 is principally related to the issuance of 1,517,483 shares of Class A common stock at $46.50 per share in connection with the settlement of the purchase contracts issued pursuant to our mandatory convertible securities in February 2005.

    Shareholder Compensation

    - Dividends

    Our Board of Directors increased our regular quarterly dividend 50% to $0.03 per share beginning with the fourth quarter 2005 dividend. During the full year 2005, we have paid total dividends of $0.69 per share to all shareholders, including a special dividend of $0.60 per share on January 18, 2005. This follows the $1.16 per share in dividends paid during 2004, including special dividends of $0.10 per share in the second quarter 2004 and $1.00 per share in the fourth quarter 2004.

    - Stock Buyback

    Shares outstanding on December 31, 2005 were 29,543,017, approximately 1.1% lower than September 30, 2005 outstanding shares of 29,861,817, and approximately 2.4% above the 28,837,034 shares outstanding on December 31, 2004. The increase in shares outstanding from the end of 2004 reflects the issuance of 1,517,483 shares of Class A common stock in connection with the settlement of the purchase contracts issued pursuant to our mandatory convertible securities in February 2005 which was partially offset by stock buyback. Fully diluted shares outstanding for the fourth quarter of 2005 were 30,652,102 approximately 1.4% lower than third quarter 2005 fully diluted shares of 31,079,413 and approximately 1.7% lower than our fully diluted shares of 31,178,652 for the fourth quarter 2004.
    Our stock buyback program was initiated in March 1999. Since that time, 3,634,626 class A common shares have been repurchased through December 31, 2005 at an average investment of $38.00 per share. During 2005, we have repurchased 861,000 shares at an average investment of $43.22, including 326,800 at an average investment of $44.71 during the fourth quarter 2005. During November 2005, our Board of Directors authorized an additional 500,000 shares to be repurchased under the current stock repurchase program. At the end of December, the shares currently available to be repurchased under the program was approximately 1,083,000 shares.

    NOTES ON NON-GAAP FINANCIAL MEASURES

    A. Cash and investments as adjusted have been computed as follows:
(in millions)


                                                   12/31/04  12/31/05
                                                  ---------- ---------
Cash and cash equivalents                            $257.1    $170.7
Investments (marketable securities)                   305.9     412.0
                                                  ---------- ---------
Total cash and investments (marketable securities)    563.0     582.7
Net amounts receivable/(payable) to brokers             5.2       8.5
                                                  ---------- ---------
Adjusted cash and investments (marketable
 securities)                                          568.2     591.2
Investments (available for sale)                       75.8      81.2
                                                  ---------- ---------
Total adjusted cash and investments                  $644.0    $672.4
                                                  ====================


    We believe adjusted cash and investments is a more useful measure of the company's liquidity for analytical purposes.
    Net amounts receivable/(payable) from/to brokers reflects cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.
    B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense. The reconciliation of operating income before management fee to operating income is provided in Table IV.

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    Assets Under Management

    The company reported assets under management as follows:


Table I:
                                          Assets Under Management
                                               (in millions)
                                    ----------------------------------

                                          December 31
                                    ------------------------     %
                                                                Inc.
                                        2004        2005       (Dec.)
                                     ----------- ----------- ---------
Mutual Funds:
   Equities
      Open end                      $     8,029 $     7,888     (1.8%)
      Closed-end                          4,342       5,075      16.9
   Fixed Income                           1,499         735     (51.0)
                                     ----------- -----------
Total Mutual Funds                       13,870      13,698      (1.2)
                                     ----------- -----------
Institutional & High Net Worth
 Separate Accounts:
   Equities                              13,587      12,382      (8.9)
   Fixed Income                             388          84     (78.4)
                                     ----------- -----------
Total Institutional & High Net Worth
 Separate Accounts                       13,975      12,466     (10.8)
                                     ----------- -----------
Investment Partnerships                     814         634     (22.1)
                                     ----------- -----------
Total Assets Under Management       $    28,659 $    26,798      (6.5)
                                     =========== ===========


Table II:
              Fund Flows - 4th Quarter 2005 (in millions)
              -------------------------------------------
                                                  Market
                       September      Net     Appreciation /  December
                           30,    Cash Flows   (Depreciation)    31,
                          2005                                  2005
                       ---------- ----------- --------------- --------
Mutual Funds:
    Equities             $12,810        $275           $(122) $12,963
    Fixed Income             796         (68)              7      735
                       ---------- ----------- --------------- --------
Total Mutual Funds        13,606         207            (115)  13,698
                       ---------- ----------- --------------- --------
Institutional & HNW
 Separate Accounts
    Equities              13,129        (318)           (429)  12,382
    Fixed Income             158         (75)              1       84
                       ---------- ----------- --------------- --------
Total Institutional &
 HNW Separate Accounts    13,287        (393)           (428)  12,466
                       ---------- ----------- --------------- --------

Investment Partnerships      745        (112)              1      634
                       ---------- ----------- --------------- --------
Total Assets Under
 Management              $27,638      ($ 298)          $(542) $26,798
                       ========== =========== =============== ========


Table III:                   Assets Under Management (in millions)
                    --------------------------------------------------
                                                          % Increase/
                                                           (decrease)
                    12/04    3/05    6/05    9/05   12/05  9/05 12/04
                   ------- ------- ------- ------- ------ ----- ------
Mutual Funds
   Open end       $ 8,029 $ 7,808 $ 7,798 $ 7,959 $ 7,888 (0.9%)(1.8%)
   Closed-end       4,342   4,602   4,684   4,851   5,075   4.6  16.9
   Fixed income     1,499   1,154     852     796     735  (7.7)(51.0)
                   ------- ------- ------- ------- -------
Total Mutual Funds 13,870  13,564  13,334  13,606  13,698   0.7  (1.2)
                   ------- ------- ------- ------- -------
Institutional &
 HNW Separate
 Accounts:
   Equities        13,587  13,364  13,189  13,129  12,382  (5.7) (8.9)
   Fixed Income       388     266     269     158      84 (46.8)(78.4)
                   ------- ------- ------- ------- -------
Total
 Institutional &
 HNW Separate
 Accounts          13,975  13,630  13,458  13,287  12,466  (6.2)(10.8)
                   ------- ------- ------- ------- -------

Investment
 Partnerships         814     854     831     745     634 (14.9)(22.1)
                   ------- ------- ------- ------- -------
Total Assets Under
 Management       $28,659 $28,048 $27,623 $27,638 $26,798  (3.0) (6.5)
                   ======= ======= ======= ======= =======


Table IV
                         GAMCO INVESTORS, INC.
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                       For the Three Months     For the Twelve Months
                        Ended December 31,        Ended December 31,
                      ----------------------- ------------------------
                                      % Inc.                    % Inc.
                        2004    2005  (Dec.)    2004     2005   (Dec.)
                       ------- ------ ------- -------- ------- -------

Revenues              $74,183 $64,757 (12.7%)$255,163 $252,363  (1.1%)
Expenses               43,318  37,264  (14.0) 145,078  154,415    6.4
                       ------- -------        -------- --------

Operating income
 before management fee 30,865  27,493  (10.9) 110,085   97,948  (11.0)

Investment income       7,649   8,631   12.8   16,108   29,395   82.5
Interest expense       (3,932) (3,280) (16.6) (16,027) (13,782) (14.0)
                       ------- -------        -------- --------
Other income
 (expense), net         3,717   5,351   44.0       81   15,613 19,175
                       ------- -------        -------- --------

Income before
 management fee,
 income taxes and
   minority interest   34,582  32,844   (5.0) 110,166  113,561    3.1
   Management fee       3,459   3,284          11,017   11,356
                       ------- -------        -------- --------
Income before income
 taxes and minority
 interest              31,123  29,560          99,149  102,205
   Income taxes        11,329  11,085          36,097   38,327
   Minority interest      255     169             493      487
                       ------- -------        -------- --------
Net income            $19,539 $18,306   (6.3)$ 62,559 $ 63,391    1.3
                       ======= =======        ======== ========

Net income per share:
Basic                 $  0.67 $  0.62   (7.5)$   2.11 $   2.13    0.9
                       ======= =======        ======== ========

Diluted               $  0.65 $  0.61   (6.2)$   2.06 $   2.09    1.5
                       ======= =======        ======== ========

Weighted average
 shares outstanding:
 Basic                 29,037  29,643    2.1   29,673   29,805    0.4
                       ======= =======        ======== ========

 Diluted               31,179  30,652   (1.7)  31,804   31,155   (2.0)
                       ======= =======        ======== ========

Reconciliation of Non-
 GAAP Financial
 Measures
  to GAAP:
Operating income
 before management fee$30,865 $27,493  (10.9)$110,085 $ 97,948  (11.0)
Deduct:  management
 fee                    3,459   3,284          11,017   11,356
                       ------- -------        -------- --------
Operating income      $27,406 $24,209  (11.7)$ 99,068 $ 86,592  (12.6)
                       ------- -------        -------- --------
Operating margin
 before management fee   41.6%   42.5%           43.1%    38.8%
                       ------- -------        -------- --------
Operating margin after
 management fee          36.9%   37.4%           38.8%    34.3%
                       ------- -------        -------- --------


Table V
                         GAMCO INVESTORS, INC.
    UNAUDITED QUARTERLY CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                                               2004
                              ----------------------------------------
                               1st     2nd     3rd     4th
                              Quarter Quarter Quarter Quarter   Total
                             -------- ------- ------- ------- --------
Income Statement Data:

Revenues                     $63,539 $60,204 $57,237 $74,183 $255,163

Expenses                      35,426  33,332  33,002  43,318  145,078
                              ------- ------- ------- ------- --------

Operating income before
   management fee             28,113  26,872  24,235  30,865  110,085


Investment income              4,290   1,549   2,620   7,649   16,108
Interest expense              (4,046) (4,035) (4,014) (3,932) (16,027)
                              ------- ------- ------- ------- --------
Other income (expense), net      244  (2,486) (1,394)  3,717       81
                              ------- ------- ------- ------- --------

Income before
   management fee,
   income taxes and
   minority interest          28,357  24,386  22,841  34,582  110,166

Management fee                 2,836   2,438   2,284   3,459   11,017
                              ------- ------- ------- ------- --------

Income before income
   taxes and  minority
    interest                  25,521  21,948  20,557  31,123   99,149

Income taxes                   9,296   7,989   7,483  11,329   36,097
Minority interest                154      41      43     255      493
                              ------- ------- ------- ------- --------

Net income                   $16,071 $13,918 $13,031 $19,539 $ 62,559
                              ======= ======= ======= ======= ========

Net income per share:
    Basic                    $  0.53 $  0.47 $  0.44 $  0.67 $   2.11
                              ======= ======= ======= ======= ========

    Diluted                  $  0.52 $  0.46 $  0.43 $  0.65 $   2.06
                              ======= ======= ======= ======= ========

Weighted average shares outstanding:
    Basic                     30,064  29,890  29,707  29,037   29,673
                              ======= ======= ======= ======= ========

    Diluted                   32,202  32,010  31,820  31,179   31,804
                              ======= ======= ======= ======= ========

Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income before
   management fee            $28,113 $26,872 $24,235 $30,865 $110,085
Deduct:  management fee        2,836   2,438   2,284   3,459   11,017
                              ------- ------- ------- ------- --------
Operating income             $25,277 $24,434 $21,951 $27,406 $ 99,068
                              ------- ------- ------- ------- --------
Operating margin before
   management fee               44.2%   44.6%   42.3%   41.6%    43.1%
                              ------- ------- ------- ------- --------
Operating margin after
   Management fee               39.8%   40.6%   38.4%   36.9%    38.8%
                              ------- ------- ------- ------- --------


                                              2005
                            ------------------------------------------
                               1st     2nd     3rd     4th
                              Quarter Quarter Quarter Quarter   Total
                             -------- ------- ------- ------- --------
Income Statement Data:

Revenues                     $61,531 $59,841 $66,234 $64,757 $252,363

Expenses                      39,122  37,888  40,141  37,264  154,415
                              ------- ------- ------- ------- --------

Operating income before
   management fee             22,409  21,953  26,093  27,493   97,948


Investment income              4,067   4,544  12,153   8,631   29,395
Interest expense              (3,929) (3,275) (3,298) (3,280) (13,782)
                              ------- ------- ------- ------- --------
Other income (expense), net      138   1,269   8,855   5,351   15,613
                              ------- ------- ------- ------- --------

Income before
   management fee,
   income taxes and
   minority interest          22,547  23,222  34,948  32,844  113,561

Management fee                 2,255   2,322   3,495   3,284   11,356
                              ------- ------- ------- ------- --------

Income before income
   taxes and  minority
    interest                  20,292  20,900  31,453  29,560  102,205

Income taxes                   7,609   7,838  11,795  11,085   38,327
Minority interest                  1     107     210     169      487
                              ------- ------- ------- ------- --------

Net income                   $12,682 $12,955 $19,448 $18,306 $ 63,391
                              ======= ======= ======= ======= ========

Net income per share:
    Basic                    $  0.43 $  0.43 $  0.65 $  0.62 $   2.13
                              ======= ======= ======= ======= ========

    Diluted                  $  0.42 $  0.43 $  0.64 $  0.61 $   2.09
                              ======= ======= ======= ======= ========

Weighted average shares
 outstanding:
    Basic                     29,560  30,079  29,935  29,643   29,805
                              ======= ======= ======= ======= ========

    Diluted                   31,684  31,211  31,079  30,652   31,155
                              ======= ======= ======= ======= ========

Reconciliation of Non-GAAP
  Financial Measures to
   GAAP:
Operating income before
   management fee            $22,409 $21,953 $26,093 $27,493 $ 97,948
Deduct:  management fee        2,255   2,322   3,495   3,284   11,356
                              ------- ------- ------- ------- --------
Operating income             $20,154 $19,631 $22,598 $24,209 $ 86,592
                              ------- ------- ------- ------- --------
Operating margin before
   management fee               36.4%   36.7%   39.4%   42.5%    38.8%
                              ------- ------- ------- ------- --------
Operating margin after
   Management fee               32.8%   32.8%   34.1%   37.4%    34.3%
                              ------- ------- ------- ------- --------


Table VI
                         GAMCO INVESTORS, INC.
       CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)
                                            December 31, December 31,
                                                2004         2005
                                            ------------- ------------
ASSETS                                                   (unaudited)

Cash and cash equivalents                  $     257,096 $    170,659
Investments                                      381,689      493,187
Receivables                                       46,571       45,360
Other assets                                      13,616       11,888
                                            ------------- ------------

     Total assets                          $     698,972 $    721,094
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Compensation payable                       $      27,645 $     27,889
Dividends payable                                 17,302            -
Income taxes payable                               8,526       10,132
Accrued expenses and other liabilities            22,142       20,485
                                            ------------- ------------
     Total operating liabilities                  75,615       58,506

5.5% Senior notes (due May 15, 2013)             100,000      100,000
5% Convertible note (conversion price, $52
 per share; note due August 14, 2011)            100,000       50,000
5.22% Senior notes (due February 17, 2007)             -       82,308
Mandatory convertible securities (purchase
 contract settlement date, February 17,
 2005; notes due February 17, 2007)               82,308            -
                                            ------------- ------------
     Total liabilities                           357,923      290,814

Minority interest                                  6,171        6,151

Stockholders' equity                             334,878      424,129
                                            ------------- ------------

Total liabilities and stockholders' equity $     698,972 $    721,094
                                            ============= ============


    CONTACT: GAMCO Investors, Inc.
             Douglas R. Jamieson, 914-921-5020
             or
             Michael R. Anastasio, 914-921-5147
             www.gabelli.com